UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   ABRAMS, PAUL G.
   2125 1ST AVE
   SEATTLE, WA  98121
   USA
2. Issuer Name and Ticker or Trading Symbol
   NEORX CORPORATION
   NERX
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   March 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   PRESIDENT & CEO
7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |03/27/|M   | |8,625             |A  |1.50       |                   |      |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |03/27/|M   | |4,500             |A  |2.938      |147,297            |D     |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Employee Stock Option |8,625   |03/27|M   | |8,625      |D  |12/17|12/08|Common Stock|8,625  |1.50   |-0-         |D  |            |
(Right to buy)        |        |/98  |    | |           |   |/91  |/99  |            |       |       |            |   |            |
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Employee Stock Option |4,500   |03/27|M   | |4,500      |D  |07/20|07/20|Common Stock|4,500  |2.938  |131,644     |D  |            |
(Right to buy) (1)    |        |/98  |    | |           |   |/95  |/04  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) 25% of these options are exercisable annually in 1995, 1996, 1997, 1998 on the 20th of July. This disposition of 4,500 shares represents a portion of the shares vested in 1995.
SIGNATURE OF REPORTING PERSON
Paul G. Abrams
DATE
April 3, 1998